Exhibit 10.1

FIRST AMENDMENT TO

SUBLEASE AGREEMENT

This FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is made and entered into effective as of May 16, 2019 (the “Effective Date”), by and between STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY (“Sublandlord”) and Molecular Templates, Inc., (“Subtenant”).

r e c i t a l s:

A.Sublandlord and Subtenant entered into that certain Sublease Agreement dated effective as of January 23, 2019 (the “Sublease”), pursuant to which Sublandlord leased 57,085 rentable square feet located in the building (the “Building”) commonly known as 8900 Amberglen Blvd., Austin, Texas.  Sublandlord and Subtenant now desire to amend the Sublease in accordance with the terms and provisions of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

At the request of Sublandlord, Subtenant has agreed to complete, in the Premises, the HVAC and full height wall work (collectively, the “Additional Proposed Work”) as generally depicted on Exhibit A and the Plans attached thereto.

Sublandlord shall reimburse Subtenant for reasonable and customary costs incurred by Subtenant in connection with the performance of the Additional Proposed Work.  Such cost for the Additional Proposed Work is estimated in good faith in a Not to Exceed amount of $250,000.  Prior to commencement of the Additional Proposed Work, Subtenant shall deliver the proposed contract price for the Additional Proposed Work as determined by Subtenant’s General Contractor, and Sublandlord shall have the right to review and approve such cost before work proceeds.  In the event Sublandlord objects to the proposed contract price for the Additional Proposed Work, Sublandlord shall provide written notice to Subtenant within three (3) business days of its receipt of the same.  Such notice shall contain specific objections.  Thereafter Sublandlord shall negotiate in good faith with Subtenant’s General Contractor to reach agreement on the contract price.  If Sublandlord is unable to reach agreement with the General Contractor on the contract price within 5 business days of Subtenant’s receipt of Sublandlord’s notice of objection, Subtenant shall have no obligation to perform the Additional Proposed Work. If Sublandlord does not timely object to the proposed contract price, Sublandlord’s approval of the same shall be deemed given.  The parties acknowledge and agree that Subtenant has agreed to perform the Additional Proposed Work at Sublandlord’s cost and expense as an accommodation to Sublandlord.  Accordingly, notwithstanding anything to the contrary set forth herein, Sublandlord shall be responsible for all costs and expenses incurred by Subtenant in connection with the Additional Proposed Work even if the same exceeds the agreed upon contract price provided such additional costs are payable in accordance with the terms of Subtenant’s contract with the General Contractor.

Sublandlord shall reimburse the Subtenant within thirty (30) days of substantial completion of the Additional Work.  The Additional Work shall be deemed substantially complete .when the Additional Work has been completed (as determined by Subtenant’s architect) except for minor punch list items..

2.	As part of this Amendment, Rules and Regulations is also attached as Exhibit B.
3.	Defined Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Sublease unless expressly superseded by the terms of this Amendment.
4.

Authority.  Each person signing this Amendment on behalf of a party hereby represents to the other party that he/she has the requisite authority to do so and the authority and power to bind the party on whose behalf such person has signed.

5.

Counterparts; Electronic Signatures.  This Amendment may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument.  Further, this Amendment may be executed by facsimile or by portable document format (.pdf) signature, such that execution of this Amendment by facsimile or by portable document format (.pdf) signature shall be deemed effective for all purposes.

6.

Captions.  The captions of this Amendment are for convenience and reference only, and are not a part of this Amendment, and in no way amplify, define, limit or describe the scope or intent of this Amendment, nor in any way affect this Amendment.

7.

Full Force and Effect.  The Sublease, as amended hereby, shall be and remain in full force and effect and is hereby ratified and confirmed by Sublandlord and Subtenant.  To the extent any of the terms and provisions of the Sublease are inconsistent with the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.

8.

Final Agreement. Neither this Amendment nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

SUBLANDLORD: State Farm Mutual Automobile Insurance Company

By:
Name:
Title:

SUBTENANT:  Molecular Templates, Inc.

By:
Name:
Title:

Exhibit A – HVAC Specifications

Either a Trane Voyager or THD model, (down or horizontal flow), Package Cooling Rooftop unit (RTU) sized to meet your specific needs would be acceptable.  Similar units from Carrier, York, or McQuay are acceptable alternatives.

The new unit will connect to the existing variable air flow supply system (supply duct and return duct) already installed in the space.  The unit should be factory assembled, internally wired, fully charged with R-410A and compressor oil, and 100 percent run tested to check  cooling operation, fan and blower rotation and control sequence, before leaving the factory.  Wiring internal to the unit shall be colored and numbered for simplified identification, and units should be UL listed and labeled.

The new unit should be in compliance with all construction, ventilation, and energy codes applicable such as ARI, ASHRAE, NFPA, UL, ASTM, SMACNA, OSHA, NEC, etc. and should be identified in the specification.

The following are some options/features I typically like to make sure are included in the specification that is being sent out for State Farm facilities. I know your specification will be more in-depth, I just wanted to include these items to give you a general idea of what we typically request.

o

Completely weatherproof formed and reinforced double-wall insulated panels, fabricated with access doors and removable panels for service.  Galvanized steel with factory-painted finish, with pitched roof panels and knockouts with grommet seals for electrical and piping connections and lifting lugs.  Provide access doors and condensate drain pans with drain line minimum connection size, with trap and indirect connection to nearest roof drain or area drain.

o

Filters should be mounted in galvanized frames integral within unit casing and accessible via hinged access panels equipped with stainless steel clips and latching hardware.  2 inched pleated filter up to MERV 13.

o	The BACnet communication interface allows the unit to communicate directly with a generic open protocol BACnet MS/TP Network (the existing JCI metsys building management system).
o

The unit should have two refrigerant circuits.  Hermetic, scroll, suction gas cooled compressors should be mounted on vibration isolators; with internal overcurrent and high-temperature protection, internal pressure relief, crankcase heater, and automatic capacity reduction equipment, with provisions for unloaded start, with all specific refrigeration specialties.

o

Outdoor air damper should be linked damper blades, for 0 to 100 percent outdoor air, fully modulating, with motorized damper filter.  Outdoor- and Return air mixing dampers should be low leakage type, parallel or opposed-blade galvanized-steel dampers, with seals and mechanically fastened to cadmium plated for galvanized-steel operating rod in reinforced cabinet.  Connect operating rods with common linkage and interconnect linkages so dampers operate simultaneously.

o	Provide for single connection of power to unit with unit-mounted non-fused disconnect switch accessible from outside unit and control-circuit transformer with built-in overcurrent protection.
o	Economizer option if desired
o	Carbon Dioxide Senor and operation if desired
o	Install unit level on roof curbs. Coordinate all penetrations, flashing, and structural support with anchor bolts and install all necessary wind restraints according to manufacturer’s instruction.
o

Duct installation and connection shall be specified in the duct section, and at least cover the how ducts terminate at roof curb, how much roof decking is removed for new supply and return ducts, how the supply and return duct connects to the new unit.

o	Normal / Typical manufacturer warranty and operational and maintenance data provided (parts listing, emergency manual, operation manual, and maintenance manual.

Exhibit B - Rules and Regulations

1.

The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, and the streets, alleys or ways surrounding or in the vicinity of the Building shall not be obstructed, even temporarily, or encumbered by Subtenant or used for any purpose other than ingress and egress to and from the Premises.

2.

Windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered obstructed by Subtenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

3.

All articles and the arrangement style, color and general appearance thereof, in the interior of the Premises that will be visible from the exterior  including, without limitation, window displays, advertising matter, signs, merchandise, furniture, and store fixtures, shall be subject to Sublandlord’s approval.

4.	Subtenant shall abide by no-smoking restrictions in all areas of the Building and Property.
5.	Neither Subtenant nor its employees, guests and invitees are permitted to bring any firearms or any other item classified as a dangerous weapon onto the Property.
6.

No bicycles, vehicles, or animals of any kind, except service animals, shall be brought into or kept in or about the Premises, but Subtenant shall have the right, at Subtenant's expense, to install bike racks on the Properly outside of the Building in a number, type and location approved by Sublandlord (such approval not to be unreasonably withheld, conditioned or delayed). No cooking shall be allowed by Subtenant in the Premises except in conformity to law and then only in a microwave located in the break room, if any, as set forth in Subtenant's layout, which is to be primarily used by Subtenant's employees for heating beverages and light snacks. Subtenant may have a dishwasher in the break room for use by Subtenant's employees. Subtenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

7.

No additional locks or bolts or access card readers or scanners of any kind shall be placed upon any of the doors or windows by Subtenant, nor shall any changes be made in existing locks or• the mechanism thereof, without the prior written approval of Sublandlord and unless and until a duplicate key or access card is delivered to Sublandlord. Subtenant shall, upon the termination of its tenancy, return to Sublandlord all keys and access cards of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Subtenant, and in tile event of the loss of any keys or access cards so furnished, Subtenant shall pay to Sublandlord the cost thereof; provided that if Subtenant paid for any access cards on or prior to delivery thereof to Subtenant, then Subtenant shall not be obligated to return such access cards to Sublandlord as long as the access control system is easily programmable at little or no cost to preclude access with such cards.

8.

Subtenant shall not overload any floor. Subtenant shall obtain Sublandlord's consent before bringing any safes, freight, furniture, or bulky articles into the Building and Sublandlord can specify to Subtenant the location for the placement of such articles. All removals or the carrying out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Sublandlord or its agent may determine from time to time. Sublandlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Sublease of which these Rules and Regulations are a part.

9.	Canvassing, soliciting, and peddling in the Building are prohibited and Subtenant shall cooperate to prevent the same.
10.

Sublandlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety, care and cleanliness of the Building, and for the preservation of good order therein. Such other Rules and Regulations shall be effective upon written notification of Subtenant.